For period ending December 31, 2001
									Exhibit 77.Q.1
File number 811-3504


CERTIFICATE OF AMENDMENT
TO
RESTATED BY-LAWS
OF
UBS PAINEWEBBER RMA TAX-FREE FUND, INC.

        The undersigned, being Vice President and Secretary of UBS PaineWebber RMA Tax-Free Fund, Inc., hereby certifies that the Directors of the Corporation duly adopted resolutions which amended the Restated By-Laws of the Corporation dated May 13, 1998 the By-Laws in the manner provided in the By-Laws, at meetings held on March 28, 2001 and September 20, 2001, as follows:

1.	Corporation Name

        The name of the Corporation was changed from "PaineWebber
 RMA Tax-Free Fund, Inc." to "UBS PaineWebber RMA Tax-Free
 Fund, Inc."  Therefore, Section 1.01 of the By-Laws reads as follows:

	Section 1.01.  Name:

	The name of the Corporation is UBS PaineWebber RMA Tax-Free Fund,
Inc.

2.	Retirement Policy

        The By-Laws were amended by adding the following as Article III,
	Section 3.16:

        Section 3.16.  Retirement of Directors:

        Each Director who has attained the age of seventy-two 72 years shall retire from service as a Director on the later of a the last day of the month in which he or she attains such age or b June 30,
2003.	Notwithstanding anything in this Section, a Director may
2004.	retire at any time as provided for in the governing instrument
2005.	of the Corporation.



Dated: January 2, 2002
        			By:	/s/ Amy R. Doberman
							Name:  Amy R. Doberman
							Title:    Vice President and Secretary


New York, New York ss

On this 2nd day of January, 2002, before me personally appeared Amy
R. Doberman, to me personally known, who, being by me duly sworn, did say that she is Vice President and Secretary of the above-referenced Corporation and acknowledged that she executed the foregoing instrument as her free act and deed.


        					/s/ Evelyn De Simone
								Notary Public